UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

Penn Engineering & Manufacturing Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-5156	23-0951065
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5190 Old Easton Road, P.O. Box 1000 Danboro, Pennsylvania	18916
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 766-8853

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On January 17, 2005, Penn Engineering & Manufacturing Corp. (the “Company”), PEM Holding Co. (“PEM Holding”), an affiliate of Tinicum Capital Partners II, L.P., a New York-based private investment partnership, and PN Merger Sub, Inc., a wholly owned subsidiary of PEM Holding, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provided that upon termination of the Merger Agreement under specified circumstances, the Company agreed to pay PEM Holding a termination fee of $10.0 million and/or reimburse PEM Holding up to $5.0 million for costs and expenses. In the Merger Agreement, PEM Holding agreed to reimburse the Company up to $5.0 million for costs and expenses, other than any success fee owed to Gleacher Partners, LLC, if the Merger Agreement is terminated because PEM Holding breached any representation, warranty, covenant or agreement in the Merger Agreement. On May 10, 2005, the Merger Agreement was amended to reduce the amount of costs and expenses that the Company or PEM Holding might be required to reimburse from $5.0 million to $4.0 million.

The reduction of the expense reimbursement amount from $5.0 million to $4.0 million was made in connection with the settlement of three purported class action lawsuits filed in the Delaware Court of Chancery. Additional information about these class action lawsuits and the settlement is available in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission on May 10, 2005.

A copy of the Amendment to the Merger Agreement (the “Amendment”) is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Amendment to Agreement and Plan of Merger dated as of May 10, 2005 among PEM Holding Co., PN Merger Sub, Inc. and Penn Engineering & Manufacturing Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN ENGINEERING &
MANUFACTURING CORP.

By:	/s/ Kenneth A. Swanstrom
Kenneth A. Swanstrom,
Chairman and Chief Executive Officer

Date: May 11, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amendment to Agreement and Plan of Merger dated as of January 17, 2005 among PEM Holding Co., PN Merger Sub, Inc. and Penn Engineering & Manufacturing Corp.